Exhibit 10.2

September 26, 2023

Jonathan Freve

[Address Omitted]

Re: Retention Compensation

Dear Jon:

As you know, Galecto, Inc. (or its affiliate as applicable, the “Company”) greatly appreciates your efforts and hopes to continue working with you in the future. In order to encourage your continued efforts for the Company, the Company is offering you the opportunity to receive retention compensation as specified below, subject to this “Agreement”:

1.
Retention Bonus. If you remain employed by the Company or an affiliate of the Company through the earliest of: (i) December 31, 2024; (ii) the consummation of a Sale Event (as defined in the Executive Separation Benefit Plan (the “Plan”), adopted by the Board of Directors of the Company on June 30, 2021); or (iii) your termination by the Company without Cause (as defined in the Plan) (the earliest of (i), (ii) and (iii) is the “Retention Date”), the Company shall pay you a “Retention Bonus” equal to 100% of your annual bonus target as in effect on the Retention Date, within 45 days after the Retention Date.
2.
Annual Bonus Eligibility. You will remain eligible for annual bonuses for 2023 and 2024, subject in all respects to bonus terms as determined by the Company in its discretion.
3.
Continuing Obligations. You hereby reaffirm your confidentiality, restrictive covenant and other ongoing obligations to the Company and/or any Company affiliate (the “Continuing Obligations”). The Continuing Obligations are incorporated herein by reference. You agree that your eligibility for the compensation described in this Agreement constitutes additional, fair and reasonable, mutually agreed-upon consideration for your Continuing Obligations that is independent of your employment with the Company.
4.
Confidentiality. You are requested not to disclose the existence or terms of this arrangement to other employees of the Company except as necessary for addressing any matters concerning the administration of the compensation described in this Agreement or as required by applicable law. Nothing in the foregoing limits your rights to discuss terms and conditions of your employment under the National Labor Relations Act, if applicable.
5.
Preservation of At-Will Employment. Nothing in this letter changes the at-will nature of your employment with the Company, to the fullest extent provided by applicable law.

6.
409A; Taxes. It is intended that the benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates) or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this Agreement. All compensation described in this Agreement shall be subject to applicable tax-related deductions and other lawful withholdings.
7.
Integration. This Agreement constitutes the entire agreement between you and the Company (including all affiliates of the Company) with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous communications, understandings or agreements with respect to the subject matter of this Agreement. In entering into this Agreement, you agree that you are not relying on any prior or contemporaneous promises or representations of the Company or any Company affiliate with respect to the subject matter hereof, except as are expressly set forth herein.
8.
Deadline for Return. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by me no later than 7 days after the date of this Agreement.
9.
Governing Law; Jurisdiction; Amendment and Waiver; Jury Waiver. This Agreement (including any disputes relating to this Agreement (“Disputes”)) shall be governed by the law of Massachusetts (the “Jurisdiction”), excluding laws relating to conflicts or choice of law; (ii) you and the Company submit to the exclusive personal jurisdiction and venue of the federal and state (or provincial, as the case may be) courts located in the Jurisdiction in connection with any Dispute; and (iii) you and the Company waive any right to a jury with respect to any Dispute, to the fullest extent permitted by applicable law. This letter may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company.
10.
Assignment. The Company may assign this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. You may not assign this Agreement.

The Company hopes that this letter encourages your continued effective commitment to the Company.

Sincerely,

/s/ Hans T. Schambye

Hans T. Schambye

President and CEO

Accepted and Agreed:

/s/ Jonathan Freve 26 September 2023

Jonathan Freve Date